Exhibit 99.1

Press Release

Contacts:
Investor Relations
Alan Roden
Verint Systems Inc.
(631) 962-9304
alan.roden@verint.com

Verint Announces Second Quarter Results

Conference Call to Discuss Selected Financial Information and Outlook to be Held Today at 4:30 p.m. ET

MELVILLE, N.Y., September 2, 2015 - Verint® Systems Inc. (NASDAQ: VRNT), a global leader in Actionable Intelligence® solutions and value-added services, today announced results for the three and six months ended July 31, 2015.

“In our second quarter, we delivered $297 million of non-GAAP revenue, representing 8% year-over-year growth on a constant currency basis, and $0.76 in non-GAAP diluted EPS, excluding the impact from non-operating foreign exchange charges, or $0.70 when including these charges.  We are pleased with our second quarter revenue growth and will continue to innovate and invest in long-term growth initiatives, expanding our portfolio of actionable intelligence solutions," said Dan Bodner, CEO and President.

Financial Highlights
Below is selected unaudited financial information for the three and six months ended July 31, 2015 prepared in accordance with generally accepted accounting principles (“GAAP”) and not in accordance with GAAP (“non-GAAP”).

Three Months Ended July 31, 2015 - GAAP	Three Months Ended July 31, 2015 - Non-GAAP
Revenue: $295.9 million	Revenue: $297.1 million
Operating income: $4.0 million	Operating income: $59.0 million
Diluted net loss per share: $(0.18)	Diluted net income per share: $0.70 (1)

Six Months Ended July 31, 2015 - GAAP	Six Months Ended July 31, 2015 - Non-GAAP
Revenue: $565.4 million	Revenue: $567.5 million
Operating income: $13.6 million	Operating income: $110.3 million
Diluted net loss per share: $(0.19)	Diluted net income per share: $1.36

(1) See note 3 to Table 3.

Financial Outlook
Below is Verint's current non-GAAP outlook for the year ending January 31, 2016.

•	We expect revenue in the range of $1.18 billion to $1.23 billion

◦	On a constant currency basis our revenue range would be $1.225 billion to $1.275 billion, representing 8% year-over-year growth at the midpoint

•	We expect $3.45 of diluted earnings per share at the mid-point of our revenue outlook

•	Please see Table 6 and "Supplemental Information about Non-GAAP Measures" at the end of this press release for more information about our constant currency outlook.

Conference Call Information
We will conduct a conference call today at 4:30 p.m. ET to discuss our results for the three and six months ended July 31, 2015 and outlook for the year ending January 31, 2016. An online, real-time webcast of the conference call will be available on our website at www.verint.com. The conference call can also be accessed live via telephone at 1-877-415-3179 (United States and Canada) and 1-857-244-7322 (international) and the passcode is 12037408. Please dial in 5-10 minutes prior to the scheduled start time.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of non-GAAP financial measures presented for completed periods to the most directly comparable financial measures prepared in accordance with GAAP, please see Tables 2, 3 and 6 as well as "Supplemental Information About Non-GAAP Financial Measures" at the end of this press release.

Our non-GAAP outlook does not include the potential impact of any business acquisitions that may occur after the date hereof, and, unless otherwise specified, reflects foreign currency exchange rates approximately consistent with current rates.

We are not providing a quantitative reconciliation of our non-GAAP outlook to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP outlook, other than those described below, are difficult to predict and are primarily dependent on future uncertainties. The more significant GAAP measures excluded from our non-GAAP outlook for which we do not prepare a reconcilable GAAP forecast include revenue adjustments related to acquisitions, stock-based compensation, and income taxes.
Our non-GAAP outlook for the year ending January 31, 2016 excludes the following known GAAP measures:

•	Amortization of intangible assets - approximately $79 million; and

•	Amortization of discount on convertible notes - approximately $10 million.

About Verint Systems Inc.
Verint® is a global leader in Actionable Intelligence®, which has become a necessity in a dynamic world of massive information growth. By empowering organizations with crucial insights, Verint solutions enable decision makers to anticipate, respond and take action, and make more informed, effective and timely decisions. Our solutions are designed to address three important areas of the Actionable Intelligence market: customer engagement optimization; security intelligence; and fraud, risk and compliance. Verint’s vision is to create A Smarter World with Actionable Intelligence®, and today, more than 10,000 organizations in over 180 countries—including over 80 percent of the Fortune 100—already benefit from this vision. Learn more at www.verint.com.

Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management's expectations that involve a number of known and unknown risks, uncertainties, assumptions and other important factors, any of which could cause our actual results or conditions to differ materially from those expressed in or implied by the forward-looking statements. Some of the factors that could cause our actual results or conditions to differ materially from current expectations include, among others: uncertainties regarding the impact of general economic conditions in the United States and abroad, particularly in information technology spending and government budgets, on our business; risks associated with our ability to keep pace with technological changes, customer challenges, and evolving industry standards in our product offerings, adapt to changing market potential from area to area within our markets, and successfully develop, launch, and drive demand for new, innovative, high-quality products that meet or exceed customer needs; risks due to aggressive competition in all of our markets, including with respect to maintaining margins and sufficient levels of investment in our business; risks created by the continued consolidation of our competitors or the introduction of large competitors in our markets with greater resources than we have; risks associated with our ability to successfully compete for, consummate, and implement mergers and acquisitions, including risks associated with valuations, capital constraints, costs and expenses, maintaining profitability levels, expansion into new areas of growth, management distraction, post-acquisition integration activities, and potential asset impairments; risks relating to our ability to effectively and efficiently enhance our existing operations and execute on our growth strategy, including managing investments in our business and operations and enhancing and securing our internal and external operations; risks associated with our ability to effectively and efficiently allocate limited financial and human resources to business, development, strategic, or other opportunities that may not come to fruition or produce satisfactory returns; risks that we may be unable to establish and maintain relationships with key resellers, partners, and systems integrators; risks associated with the mishandling or perceived mishandling of sensitive or confidential information, security lapses, or with information technology system failures or disruptions; risks associated with our significant international operations, including, among others, in Israel, Europe, and Asia, exposure to regions subject to political or economic instability, and fluctuations in foreign currency exchange rates; risks associated with a significant amount of our business coming from domestic and foreign government customers, including the ability to maintain security clearances for certain projects; risks associated with complex and changing local and foreign regulatory environments in the jurisdictions in which we operate; risks associated with our ability to retain and recruit qualified personnel in regions in which we operate, especially in new markets and growth areas we may enter; challenges associated with selling sophisticated solutions, including with respect to educating our customers on the benefits of our solutions or assisting them in realizing such benefits; challenges associated with our strategy of pursuing larger sales opportunities that often involve longer sales cycles, including with respect to transaction reductions, deferrals, or cancellations during the sales cycle, ability to accurately forecast when a sales opportunity will convert to an order and to forecast revenue and expenses, and increased volatility of our operating results from period to period; risks that our intellectual property rights may not be adequate to protect our business or assets or that others may make claims on our intellectual property or claim infringement on their intellectual property rights; risks that our products may contain defects or may be vulnerable to cyber-attacks, which could expose us to substantial liability; risks associated with our reliance on third-party suppliers, partners, or original equipment manufacturers for certain components, products, or services, including companies that may compete with us or work with our competitors; risks that our customers or partners delay or cancel orders or are unable to honor contractual commitments due to liquidity issues, challenges in their business, or otherwise; risks that we may experience liquidity or working capital issues and related risks that financing sources may be unavailable to us on reasonable terms or at all; risks associated with significant leverage resulting from our current debt position, including with respect to liquidity considerations, covenant limitations and compliance, fluctuations in interest rates, dilution considerations (with respect to our convertible notes), and our ability to maintain our credit ratings; risks arising as a result of contingent or other obligations or liabilities assumed in our acquisition of our former parent company, Comverse Technology, Inc. (“CTI”), or associated with formerly being consolidated with, and part of a consolidated tax group with, CTI, or as a result of CTI's former subsidiary, Comverse, Inc., being unwilling or unable to provide us with certain indemnities or transition services to which we are entitled; risks relating to the adequacy of our existing infrastructure, systems, processes, policies, procedures, and personnel and our ability to successfully implement and maintain adequate systems and internal controls for our current and future operations and reporting needs, including related risks of financial statement omissions, misstatements, restatements, or filing delays; and risks associated with changes in our tax position. We assume no obligation to revise or update any forward-looking statement, except as otherwise required by law. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended July 31, 2015, when filed, and other filings we make with the SEC.
VERINT, ACTIONABLE INTELLIGENCE, MAKE BIG DATA ACTIONABLE, CUSTOMER-INSPIRED EXCELLENCE, INTELLIGENCE IN ACTION, IMPACT 360, WITNESS, VERINT VERIFIED, KANA, LAGAN, VOVICI, GMT, VICTRIO, AUDIOLOG, ENTERPRISE INTELLIGENCE SOLUTIONS, SECURITY INTELLIGENCE SOLUTIONS, VOICE OF THE CUSTOMER ANALYTICS, NEXTIVA, EDGEVR, RELIANT, VANTAGE, STAR-GATE, ENGAGE, CYBERVISION, FOCALINFO, SUNTECH, and VIGIA are trademarks or registered trademarks of Verint Systems Inc. or its subsidiaries. Other trademarks mentioned are the property of their respective owners.

Table 1
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands, except per share data)	2015	2014	2015	2014
Revenue:
Product	$121,767	$113,175	$224,566	$221,311
Service and support	174,115	163,641	340,852	312,898
Total revenue	295,882	276,816	565,418	534,209
Cost of revenue:
Product	41,984	32,122	76,881	71,599
Service and support	67,409	61,869	127,705	118,857
Amortization of acquired technology	9,856	8,564	17,836	14,922
Total cost of revenue	119,249	102,555	222,422	205,378
Gross profit	176,633	174,261	342,996	328,831
Operating expenses:
Research and development, net	46,960	44,077	90,126	85,400
Selling, general and administrative	114,971	107,160	217,821	208,208
Amortization of other acquired intangible assets	10,733	11,554	21,470	22,757
Total operating expenses	172,664	162,791	329,417	316,365
Operating income	3,969	11,470	13,579	12,466
Other income (expense), net:
Interest income	463	250	657	475
Interest expense	(8,561)	(9,383)	(16,898)	(19,609)
Losses on early retirements of debt	—	(5,454)	—	(12,546)
Other (expense) income, net	(3,751)	(1,729)	(3,540)	1,099
Total other expense, net	(11,849)	(16,316)	(19,781)	(30,581)
Loss before provision (benefit) for income taxes	(7,880)	(4,846)	(6,202)	(18,115)
Provision (benefit) for income taxes	2,037	5,534	2,984	(36,554)
Net (loss) income	(9,917)	(10,380)	(9,186)	18,439
Net income attributable to noncontrolling interest	1,325	1,898	2,472	2,761
Net (loss) income attributable to Verint Systems Inc.	$(11,242)	$(12,278)	$(11,658)	$15,678

Net (loss) income per common share attributable to Verint Systems Inc.:
Basic	$(0.18)	$(0.21)	$(0.19)	$0.28
Diluted	$(0.18)	$(0.21)	$(0.19)	$0.28

Weighted-average common shares outstanding:
Basic	61,733	57,158	61,392	55,449
Diluted	61,733	57,158	61,392	56,559

Table 2
VERINT SYSTEMS INC. AND SUBSIDIARIES
Segment Revenue
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2015	2014	2015	2014
GAAP Revenue By Segment:
Enterprise Intelligence	$159,557	$160,775	$306,273	$315,593
Communications Intelligence	106,697	86,990	198,148	163,125
Video Intelligence	29,628	29,051	60,997	55,491
GAAP Total Revenue	$295,882	$276,816	$565,418	$534,209

Revenue Adjustments Related to Acquisitions:
Enterprise Intelligence	$628	$7,704	$1,309	$19,519
Communications Intelligence	589	208	729	322
Video Intelligence	—	—	—	—
Total Revenue Adjustments Related to Acquisitions	$1,217	$7,912	$2,038	$19,841

Non-GAAP Revenue By Segment:
Enterprise Intelligence	$160,185	$168,479	$307,582	$335,112
Communications Intelligence	107,286	87,198	198,877	163,447
Video Intelligence	29,628	29,051	60,997	55,491
Non-GAAP Total Revenue	$297,099	$284,728	$567,456	$554,050

Table 3
VERINT SYSTEMS INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands, except per share data)	2015	2014	2015	2014

Table of Reconciliation from GAAP Gross Profit to Non-GAAP Gross Profit

GAAP gross profit	$176,633	$174,261	$342,996	$328,831
GAAP gross margin	59.7%	63.0%	60.7%	61.6%
Revenue adjustments related to acquisitions	1,217	7,912	2,038	19,841
Amortization of acquired technology and backlog	9,856	8,564	17,836	14,922
Stock-based compensation expenses	2,997	1,241	3,593	2,326
Other adjustments	3,216	140	3,629	4,665
Non-GAAP gross profit	$193,919	$192,118	$370,092	$370,585
Non-GAAP gross margin	65.3%	67.5%	65.2%	66.9%

Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income

GAAP operating income	$3,969	$11,470	$13,579	$12,466
As a percentage of GAAP revenue	1.3%	4.1%	2.4%	2.3%
Revenue adjustments related to acquisitions	1,217	7,912	2,038	19,841
Amortization of acquired technology and backlog	9,856	8,564	17,836	14,922
Amortization of other acquired intangible assets	10,733	11,554	21,470	22,757
Stock-based compensation expenses	23,724	14,438	38,574	25,927
Other adjustments	9,500	4,616	16,822	13,665
Non-GAAP operating income	$58,999	$58,554	$110,319	$109,578
As a percentage of non-GAAP revenue	19.9%	20.6%	19.4%	19.8%

Table of Reconciliation from GAAP Other Expense, Net to Non-GAAP Other Expense, Net

GAAP other expense, net	$(11,849)	$(16,316)	$(19,781)	$(30,581)
Losses on early retirements of debt	—	5,454	—	12,546
Unrealized (gains) losses on derivatives, net	(296)	(919)	125	(180)
Amortization of convertible note discount	2,514	1,148	4,994	1,148
Other adjustments	243	50	302	75
Non-GAAP other expense, net (2)	$(9,388)	$(10,583)	$(14,360)	$(16,992)

Table of Reconciliation from GAAP Provision (Benefit) for Income Taxes to Non-GAAP Provision for Income Taxes

GAAP provision (benefit) for income taxes	$2,037	$5,534	$2,984	$(36,554)
Non-cash tax adjustments	2,230	(1,249)	5,214	45,137
Non-GAAP provision for income taxes	$4,267	$4,285	$8,198	$8,583

Table of Reconciliation from GAAP Net (Loss) Income Attributable to Verint Systems Inc. to Non-GAAP Net Income Attributable to Verint Systems Inc.

GAAP net (loss) income attributable to Verint Systems Inc.	$(11,242)	$(12,278)	$(11,658)	$15,678
Revenue adjustments related to acquisitions	1,217	7,912	2,038	19,841
Amortization of acquired technology and backlog	9,856	8,564	17,836	14,922
Amortization of other acquired intangible assets	10,733	11,554	21,470	22,757

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands, except per share data)	2015	2014	2015	2014
Stock-based compensation expenses	23,724	14,438	38,574	25,927
Other adjustments	9,743	4,666	17,124	13,740
Losses on early retirements of debt	—	5,454	—	12,546
Unrealized (gains) losses on derivatives, net	(296)	(919)	125	(180)
Amortization of convertible note discount	2,514	1,148	4,994	1,148
Non-cash tax adjustments	(2,230)	1,249	(5,214)	(45,137)
Total GAAP net income adjustments	55,261	54,066	96,947	65,564
Non-GAAP net income attributable to Verint Systems Inc.	$44,019	$41,788	$85,289	$81,242

Table Comparing GAAP Diluted Net (Loss) Income Per Common Share Attributable to Verint Systems Inc. to Non-GAAP Diluted Net Income Per Common Share Attributable to Verint Systems Inc.

GAAP diluted net (loss) income per common share attributable to Verint Systems Inc.	$(0.18)	$(0.21)	$(0.19)	$0.28

Non-GAAP diluted net income per common share attributable to Verint Systems Inc. (3)	$0.70	$0.72	$1.36	$1.44

Shares used in computing GAAP diluted net (loss) income per common share	61,733	57,158	61,392	56,559

Shares used in computing non-GAAP diluted net income per common share	62,773	58,179	62,653	56,559

Table of Reconciliation from GAAP Net (Loss) Income Attributable to Verint Systems Inc. to Adjusted EBITDA

GAAP net (loss) income attributable to Verint Systems Inc.	$(11,242)	$(12,278)	$(11,658)	$15,678
Net income attributable to noncontrolling interest	1,325	1,898	2,472	2,761
Provision (benefit) for income taxes	2,037	5,534	2,984	(36,554)
Other expense, net	11,849	16,316	19,781	30,581

Depreciation and amortization (1)	26,558	25,162	50,848	47,740
Revenue adjustments related to acquisitions	1,217	7,912	2,038	19,841
Stock-based compensation expenses	23,724	14,438	38,574	25,927
Other adjustments	9,485	4,616	16,789	13,665
Adjusted EBITDA	$64,953	$63,598	$121,828	$119,639

			July 31,	January 31,
			2015	2015
Table of Reconciliation from Gross Debt to Net Debt

Current maturities of long-term debt			$—	$23
Long-term debt			741,801	736,779
Unamortized debt discounts			69,341	74,363
Gross debt			811,142	811,165
Less:
Cash and cash equivalents			306,187	285,072
Restricted cash and bank time deposits			19,686	36,920
Short-term investments			59,721	35,751
Net debt			$425,548	$453,422

(1) Adjusted for financing fee amortization.

 (2) For the three months ended July 31, 2015, non-GAAP other expense, net of $9.4 million was comprised of $6.0 million related to interest and other expense, and $3.4 million foreign exchange charges primarily related to balance sheet translations.

 (3) Excluding $3.4 million in foreign exchange charges related to balance sheet translations noted above, non-GAAP diluted net income per common share attributable to Verint Systems Inc. for the three months ended July 31, 2015 was $0.76.

Table 4
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	July 31,	January 31,
(in thousands, except share and per share data)	2015	2015
Assets
Current Assets:
Cash and cash equivalents	$306,187	$285,072
Restricted cash and bank time deposits	19,686	36,920
Short-term investments	59,721	35,751
Accounts receivable, net of allowance for doubtful accounts of $1.0 million and $1.1 million, respectively	244,749	262,092
Inventories	18,467	17,505
Deferred cost of revenue	3,127	6,722
Prepaid expenses and other current assets	75,594	66,130
Total current assets	727,531	710,192
Property and equipment, net	63,841	62,490
Goodwill	1,231,840	1,200,817
Intangible assets, net	290,548	311,894
Capitalized software development costs, net	11,030	10,112
Long-term deferred cost of revenue	15,324	14,555
Other assets	39,389	40,936
Total assets	$2,379,503	$2,350,996

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$69,980	$72,885
Accrued expenses and other current liabilities	199,213	223,744
Deferred revenue	169,959	181,259
Total current liabilities	439,152	477,888
Long-term debt	741,801	736,779
Long-term deferred revenue	22,480	20,544
Other liabilities	117,073	110,882
Total liabilities	1,320,506	1,346,093
Commitments and Contingencies
Stockholders' Equity:
Preferred stock - $0.001 par value; authorized 2,207,000 shares at July 31, 2015 and January 31, 2015, respectively; none issued.	—	—
Common stock - $0.001 par value; authorized 120,000,000 shares. Issued 62,487,000 and 61,253,000 shares; outstanding 62,139,000 and 60,905,000 shares at July 31, 2015 and January 31, 2015, respectively.	62	61
Additional paid-in capital	1,364,330	1,321,455
Treasury stock, at cost - 348,000 shares at July 31, 2015 and January 31, 2015.	(10,251)	(10,251)
Accumulated deficit	(230,732)	(219,074)
Accumulated other comprehensive loss	(73,842)	(94,335)
Total Verint Systems Inc. stockholders' equity	1,049,567	997,856
Noncontrolling interest	9,430	7,047
Total stockholders' equity	1,058,997	1,004,903
Total liabilities and stockholders' equity	$2,379,503	$2,350,996

Table 5
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended July 31,
(in thousands)	2015	2014
Cash flows from operating activities:
Net (loss) income	$(9,186)	$18,439
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	52,388	49,192
Stock-based compensation - equity portion	34,325	23,106
Amortization of discount on convertible notes	4,995	1,148
Reduction of valuation allowance resulting from acquisition of KANA	—	(45,171)
Non-cash gains on derivative financial instruments, net	(274)	(103)
Losses on early retirements of debt	—	12,546
Other non-cash items, net	11,075	7,213
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	16,614	(23,189)
Inventories	(2,460)	(8,958)
Deferred cost of revenue	2,834	(545)
Prepaid expenses and other assets	(8,984)	6,716
Accounts payable and accrued expenses	(22,262)	22,288
Deferred revenue	(9,982)	7,675
Other, net	(2,920)	16
Net cash provided by operating activities	66,163	70,373

Cash flows from investing activities:
Cash paid for business combinations, including adjustments, net of cash acquired	(21,215)	(602,943)
Purchases of property and equipment	(10,191)	(9,358)
Purchases of investments	(39,842)	(17,187)
Maturities and sales of investments	15,479	9,790
Cash paid for capitalized software development costs	(2,136)	(2,892)
Change in restricted cash and bank time deposits, including long-term portion, and other investing activities, net	15,141	(36,618)
Net cash used in investing activities	(42,764)	(659,208)

Cash flows from financing activities:
Proceeds from borrowings, net of original issuance discount	—	1,526,750
Repayments of borrowings and other financing obligations	(212)	(1,361,708)
Proceeds from public issuance of common stock	—	274,563
Proceeds from issuance of warrants	—	45,188
Payments for convertible note hedges	—	(60,800)
Payments of equity issuance, debt issuance and other debt-related costs	(239)	(27,713)
Proceeds from exercises of stock options	229	8,585
Purchases of treasury stock	—	(2,238)
Payments of contingent consideration for business combinations (financing portion)	(2,856)	(6,026)
Net cash (used in) provided by financing activities	(3,078)	396,601
Effect of foreign currency exchange rate changes on cash and cash equivalents	794	285
Net increase (decrease) in cash and cash equivalents	21,115	(191,949)
Cash and cash equivalents, beginning of period	285,072	378,618
Cash and cash equivalents, end of period	$306,187	$186,669

Table 6
VERINT SYSTEMS INC. AND SUBSIDIARIES
Calculation of Constant Currency Non-GAAP Revenue Growth
(Unaudited)

(in thousands, except percentages)		Second Quarter Revenue Reconciliation
Non-GAAP revenue for the three months ended July 31, 2015		$297,099
Non-GAAP revenue for the three months ended July 31, 2015 at constant currency (1)		$308,000
Non-GAAP revenue for the three months ended July 31, 2014		$284,728
Reported period-over-period non-GAAP revenue growth		4%
% impact from change in foreign currency exchange rates		4%
Constant currency period-over-period non-GAAP revenue growth		8%

	Annual Revenue Outlook Reconciliation
(in thousands, except percentages)	Low	Mid	High
Non-GAAP revenue guidance for the year ending January 31, 2016 (2)	$1,180,000	$1,205,000	$1,230,000
Non-GAAP revenue guidance for the year ending January 31, 2016 at constant currency (3)	$1,225,000	$1,250,000	$1,275,000
Non-GAAP revenue for the year ended January 31, 2015	$1,158,163	$1,158,163	$1,158,163
Year-over-year non-GAAP revenue growth outlook		4%
% impact from change in foreign currency exchange rates		4%
Constant currency year-over-year non-GAAP revenue growth outlook		8%

(1) Non-GAAP revenue for the three months ended July 31, 2015 at constant currency is calculated by translating current-period foreign currency revenue into U.S. dollars using average foreign currency exchange rates for the three months ended July 31, 2014 rather than actual current-period foreign currency exchange rates.

(2) Forecasted non-GAAP revenue for the year ending January 31, 2016 is calculated by converting anticipated future foreign currency revenue into U.S. dollars using foreign currency exchange rates in effect on or about September 2, 2015.

(3) Non-GAAP revenue guidance for the year ending January 31, 2016 at constant currency is calculated by converting actual and forecasted foreign currency revenue using average foreign currency exchange rates for the year ended January 31, 2015 rather than actual or current foreign currency exchange rates for the year ending January 31, 2016.

For further information see "Supplemental Information About Constant Currency" at the end of this press release.

Verint Systems Inc. and Subsidiaries
Supplemental Information About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, consisting of non-GAAP revenue, non-GAAP gross profit, non-GAAP operating income, non-GAAP other income (expense), net, non-GAAP provision (benefit) for income taxes, non-GAAP net income attributable to Verint Systems Inc., non-GAAP net income per common share attributable to Verint Systems Inc., adjusted EBITDA, net debt, and constant currency measures. Tables 2 and 3 include a reconciliation of each non-GAAP financial measure for completed periods presented in this press release to the most directly comparable GAAP financial measure. Non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures. The non-GAAP financial measures we present have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures. These non-GAAP financial measures do not represent discretionary cash available to us to invest in the growth of our business, and we may in the future incur expenses similar to or in addition to the adjustments made in these non-GAAP financial measures.

We believe that the non-GAAP financial measures we present provide meaningful supplemental information regarding our operating results primarily because they exclude certain non-cash charges or items that we do not believe are reflective of our ongoing operating results when budgeting, planning and forecasting, determining compensation, and when assessing the performance of our business with our individual operating segments or our senior management. We believe that these non-GAAP financial measures also facilitate the comparison by management and investors of results between periods and among our peer companies. However, those companies may calculate similar non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Adjustments to Non-GAAP Financial Measures

Revenue adjustments related to acquisitions. We exclude from our non-GAAP revenue the impact of fair value adjustments required under GAAP relating to acquired customer support contracts which would have otherwise been recognized on a standalone basis. We exclude these adjustments from our non-GAAP financial measures because these are not reflective of our ongoing operations.

Amortization of acquired technology and other acquired intangible assets. When we acquire an entity, we are required under GAAP to record the fair values of the intangible assets of the acquired entity and amortize those assets over their useful lives. We exclude the amortization of acquired intangible assets, including acquired technology, from our non-GAAP financial measures. These expenses are excluded from our non-GAAP financial measures because they are non-cash charges. In addition, these amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Thus, we also exclude these amounts to provide better comparability of pre- and post-acquisition operating results.

Stock-based compensation expenses. We exclude stock-based compensation expenses related to stock options, restricted stock awards and units, stock bonus programs, bonus share programs and phantom stock from our non-GAAP financial measures. These expenses are excluded from our non-GAAP financial measures because they are primarily non-cash charges.

Other adjustments. We exclude from our non-GAAP financial measures legal fees, other professional fees, integration expenses, and certain other expenses associated with acquisitions, whether or not consummated, and certain extraordinary transactions, including reorganizations, restructurings, and asset impairment charges. Also excluded are changes in the fair value of contingent consideration liabilities associated with business combinations. These expenses are excluded from our non-GAAP financial measures because we believe that they are not reflective of our ongoing operations.

Unrealized gains and losses on certain derivatives, net. We exclude from our non-GAAP financial measures unrealized gains and losses on certain foreign currency derivatives which are not designated as hedges under accounting guidance. We exclude unrealized gains and losses on foreign currency derivatives that serve as economic hedges against variability in the cash flows of recognized assets or liabilities, or of forecasted transactions. These contracts, if designated as hedges under accounting guidance, would be considered “cash flow” hedges.  These unrealized gains and losses are excluded from our non-GAAP financial measures because they are non-cash transactions which are highly variable from period to period and which we believe are not reflective of our ongoing operations. Upon settlement of these foreign currency derivatives, any realized gain or loss is included in our non-GAAP financial measures.

Effective in the year ending January 31, 2016, our non-GAAP financial measures include unrealized gains and losses on foreign currency derivatives that serve as economic hedges against exposures to changes in the fair values of recognized assets or liabilities. These contracts, if designated as hedges under accounting guidance, would be considered “fair value” hedges. For periods ended prior to February 1, 2015, these unrealized gains and losses were excluded from our non-GAAP financial measures. For our non-GAAP financial measures, this change better aligns the recognition of gains and losses on the re-measurement of foreign currency-denominated assets and liabilities with the recognition of offsetting gains and losses (whether realized or unrealized) on foreign currency derivatives which are executed to help mitigate re-measurement risk. Had this change been applied to our non-GAAP financial measures for the year ended January 31, 2015, non-GAAP net income would have increased by $0.4 million, consisting of increases (decreases) of $(0.7) million, $0.9 million, $1.5 million, and $(1.3) million for the three months ended April 30, 2014, July 31, 2014, October 31, 2014, and January 31, 2015, respectively.

Losses on early retirements of debt. We exclude from our non-GAAP financial measures losses on early retirements of debt attributable to refinancing or repaying our debt because we believe they are not reflective of our ongoing operations.

Amortization of convertible note discount. Under GAAP, certain convertible debt instruments that may be settled in cash upon conversion are required to be bifurcated into separate liability (debt) and equity (conversion option) components in a manner that reflects the issuer’s non-convertible debt borrowing rate. As a result, for GAAP purposes, we are required to recognize imputed interest expense in amounts significantly in excess of the coupon rate on our $400.0 million of 1.50% convertible notes. The difference between the imputed interest expense and the coupon interest expense is excluded from our non-GAAP financial measures because we believe that this non-cash expense is not reflective of ongoing operations.

Non-cash tax adjustments. We exclude from our non-GAAP financial measures non-cash tax adjustments, which represent the difference between the amount of taxes we expect to pay related to current year income, and our GAAP tax provision on an annual basis. On a quarterly basis, this adjustment reflects our expected annual effective tax rate on a cash basis.

Supplemental Information About Constant Currency

Because we operate on a global basis and transact business in many currencies, fluctuations in foreign currency exchange rates can affect our consolidated U.S. dollar operating results. To facilitate the assessment of our performance excluding the effect of foreign currency exchange rate fluctuations, we calculate our non-GAAP revenue, cost of revenue, and operating expenses on both an as-reported basis and a constant currency basis, allowing for comparison of results between periods as if foreign currency exchange rates had remained constant. We perform our constant currency calculations by translating current-period foreign currency revenue and expenses into U.S. dollars using prior-period average foreign currency exchange rates or hedge rates, as applicable, rather than current period exchange rates.

Unless otherwise indicated, our financial outlook for revenue and diluted earnings per share, which is provided on a non-GAAP basis, reflects foreign currency exchange rates approximately consistent with rates in effect when the outlook is provided. Unless otherwise indicated, percentage growth rates in revenue provided in our financial outlook are expressed on a constant currency basis, and are calculated by translating foreign currency revenue for the guidance period into U.S. dollars using prior-period average foreign currency exchange rates, and comparing the result to actual revenue reported for the prior period. We believe that constant currency growth rates, which exclude the impact of foreign currency exchange rate changes, facilitate the assessment of underlying business trends.

We also incur foreign exchange gains and losses resulting from the revaluation and settlement of monetary assets and liabilities that are denominated in currencies other than the entity’s functional currency. We periodically report our historical non-GAAP diluted net income per share both inclusive and exclusive of these net foreign exchange gains or losses. Our financial outlook for diluted earnings per share includes net foreign exchange gains or losses incurred to date but does not include potential future gains or losses.